Filed Pursuant to Rule 433
Registration No. 333-149361
February 26, 2008
PRICING TERM SHEET
5.625% Senior Notes Due November 30, 2017

Issuer:	Pacific Gas and Electric Company

Security:	5.625% Senior Notes Due November 30, 2017 (the “2017 Notes”)

Size:	$200,000,000

The 2017 Notes will be part of the same series of
notes as $500,000,000 principal amount of 5.625%
Senior Notes due November 30, 2017 offered and
sold by our prospectus supplement dated November
28, 2007 and the accompanying prospectus.

Maturity Date:	November 30, 2017

Coupon:	5.625%

Interest Payment Dates:	May 30 and November 30, commencing May 30, 2008

Price to Public:	101.550%
The above issue price does not include accrued interest from December 4, 2007 to Settlement Date totaling $2,781,250 in the aggregate for the 2017 Notes.

Benchmark Treasury:	3.50% due February 15, 2018

Benchmark Treasury Yield:	3.867%

Spread to Benchmark Treasury:	+155 basis points

Yield:	5.417%

Optional Redemption:	Make-Whole Call at Treasuries plus 30 basis points

Expected Settlement Date:	March 3, 2008

CUSIP:	694308 GL5

Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. Lehman Brothers Inc. UBS Securities LLC

Co-Managers:	Mizuho Securities USA Inc. Blaylock Robert Van, LLC CastleOak Securities L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll free at 888-603-5487; Goldman, Sachs & Co. toll free at 1-866-471-2526; or UBS Securities LLC toll free at 877-827-6444 ext. 561-3884